Exhibit 5.1
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ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTON	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1 713.229.1234	DUBAI	RIO DE JANERIO
FAX +1 713.229.1522	HONG KONG	RYADH
www.BakerBotts.com		WASHINGTON
February 28, 2014

Marathon Oil Corporation
5555 San Felipe Street
Houston, Texas 77056

Ladies and Gentlemen:
As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Marathon Oil Corporation, a Delaware corporation (“Marathon Oil”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering of securities that may be issued and sold by Marathon Oil from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with such securities are being passed upon for you by us. Such securities include: (a) Marathon Oil’s unsecured senior debt securities (the “Senior Debt Securities”); (b) Marathon Oil’s unsecured subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (c) shares of common stock, par value $1.00 per share, of Marathon Oil (“Common Stock”); (d) shares of preferred stock, without par value, of Marathon Oil (“Preferred Stock”); (e) warrants to purchase other Securities (“Warrants”); (f) stock purchase contracts of Marathon Oil (“Stock Purchase Contracts”); and (g) stock purchase units of Marathon Oil, consisting of (1) a Stock Purchase Contract and (2) a beneficial interest in Senior Debt Securities, Subordinated Debt Securities or debt obligations of third parties securing the holder’s obligation to purchase Common Stock under Stock Purchase Contracts (“Stock Purchase Units”). The Debt Securities, Common Stock, Preferred Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units are collectively referred to herein as the “Securities.” At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
Each series of Senior Debt Securities will be issued pursuant to the Indenture, dated as of February 26, 2002, between Marathon Oil and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “Senior Indenture”); and each series of Subordinated Debt Securities will be issued pursuant to the Indenture, dated as of February 26, 2002, between Marathon Oil and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), as each such Indenture will be

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Marathon Oil Corporation                2            February 28, 2014

supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series.
In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of Marathon Oil’s Restated Certificate of Incorporation and Bylaws, each as amended to date (the “Charter Documents”), the Indentures and corporate records of Marathon Oil, including minute books as furnished to us by you, certificates of public officials and of representatives of Marathon Oil, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, with respect to factual matters, upon certificates, statements or other representations of officers or other representatives of Marathon Oil and of public officials, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic. In connection with the opinions set forth herein, we have assumed that:
(a)    the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act;
(b)    a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby;
(c)    all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;
(d)    the Board of Directors of Marathon Oil or, to the extent permitted by the General Corporation Law of the State of Delaware and the Charter Documents of Marathon Oil, a duly constituted and acting committee thereof (such Board of Directors of Marathon Oil or committee thereof being hereinafter referred to as the “Board”) will have taken all necessary corporate action to authorize the issuance of the Securities and any other Securities issuable on the conversion, exchange, redemption or exercise thereof, and to authorize the terms of the offering and sale of such Securities and related matters;
(e)    a definitive purchase, underwriting or similar agreement with respect to any Securities offered by Marathon Oil will have been duly authorized and validly executed and delivered by Marathon Oil and the other parties thereto (a “Purchase Agreement”);
(f)    any securities issuable upon conversion, exchange, redemption or exercise of any Securities offered by Marathon Oil will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise;
(g)    all Securities, and any certificates in respect thereof, will be delivered in accordance with either (a) the provisions of the applicable Purchase Agreement approved by the Board upon payment of the consideration therefor provided for therein or (b) upon conversion,

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Marathon Oil Corporation                3            February 28, 2014

exchange, redemption or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board;
(h)    in the case of shares of Common Stock or Preferred Stock, certificates representing such shares will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of Marathon Oil, in each case in accordance with the provisions of the Charter Documents; there will be sufficient shares of Common Stock or Preferred Stock authorized under the Charter Documents and not otherwise issued or reserved for issuance; and the purchase price therefor payable to Marathon Oil or, if such shares are issuable on the conversion, exchange, redemption or exercise of another Security, the consideration payable to Marathon Oil for such conversion, exchange, redemption or exercise will not be less than the par value of such shares, in the case of shares of Common Stock, or the lesser of such purchase price or such consideration, as the case may be, or the amount of such purchase price or such consideration, as the case may be, timely determined by the Board to constitute the stated capital applicable to such shares, in the case of shares of Preferred Stock;
(i)    in the case of shares of Preferred Stock of any series, the Board will have taken all necessary corporate action to designate and establish the terms of such series and will have caused a certificate of designations respecting such series to be prepared and filed with the Secretary of State of the State of Delaware;
(j)    in the case of Warrants, the Board will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued pursuant thereto and to approve the warrant agreement relating thereto; such warrant agreement will have been duly executed and delivered by Marathon Oil and the warrant agent thereunder appointed by Marathon Oil; neither such Warrants nor such warrant agreement will include any provision that is unenforceable; and such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of such warrant agreement;
(k)    in the case of any series of Debt Securities issuable under an Indenture:

•
the Board will have taken all necessary corporate action to designate and establish the terms of such series of Debt Securities in accordance with the terms of the Indenture under which such Debt Securities will be issued, and such Debt Securities will not include any provision that is unenforceable;

•	the Indenture under which such Debt Securities will be issued will be qualified under the Trust Indenture Act of 1939, as amended; and

•	forms of Debt Securities complying with the terms of the Indenture under which such Debt Securities will be issued and evidencing such

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Marathon Oil Corporation                4            February 28, 2014

Debt Securities will have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture;
(l)    in the case of Stock Purchase Contracts, the Board will have taken all necessary corporate action to establish the terms thereof and to approve the purchase contract agreement relating thereto; such Stock Purchase Contracts and purchase contract agreement will have been duly executed and delivered by the parties thereto; and neither such Stock Purchase Contracts nor such purchase contract agreement will include any provision that is unenforceable; and
(m)    in the case of Stock Purchase Units, the Board will have taken all necessary corporate action to establish the terms of such Stock Purchase Units and the terms of the Securities, if any, such Stock Purchase Units include; the action with respect to the Stock Purchase Contracts included in such Stock Purchase Units referred to in paragraph (l) above will have been taken; if such Stock Purchase Units include securities other than Securities, such other securities will have been duly and validly executed, issued and delivered by the issuer thereof and will be legal, valid and binding obligations of such issuer, enforceable against such issuer in accordance with their respective terms; and no agreement or other instrument establishing such Stock Purchase Units or defining the rights of the holders of such Stock Purchase Units will contain any provision that is unenforceable.
On the basis of and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
1.    Marathon Oil is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
2.    The shares of Common Stock and Preferred Stock included in the Securities will, when issued, have been duly authorized and validly issued and will be fully paid and nonassessable.
3.    The Warrants included in the Securities will, when issued, have been duly authorized and validly issued.
4.    The Warrants, Debt Securities, Stock Purchase Contracts and Stock Purchase Units included in the Securities will, when issued, constitute legal, valid and binding obligations of Marathon Oil, enforceable against Marathon Oil in accordance with their respective terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other laws relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.
We limit the opinions we express above in all respects to matters of the contract law of the State of New York and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

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Marathon Oil Corporation                5            February 28, 2014

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose written consent Section 7 of the Act requires to be filed.

Very truly yours,

/s/ BAKER BOTTS L.L.P.